UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GE INSTITUTIONAL FUNDS

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Proxy FACT SHEET	IMPORTANT DATES
Record Date: June 12th

Meeting Date: August 6th

Special Meeting of Shareholders of the:	Mail Date: June 20th

GE INSTITUTIONAL SMALL CAP EQUITY FUND

INBOUND ONLY ON THIS FUND	Meeting Time: 3 p.m. Eastern Time
Location: Sheraton Stamford Hotel

2701 Summer Street

CUSIP MATRIX AT END OF FACT SHEET	Stamford, Connecticut 06905

FUND’S CONTACT INFO	OTHER INFO

800-242-0134	Inbound Line: 866-207-2324
http://www.gefunds.com
***This document for TAG internal use only***

NOTE: There are (3) GE Funds with the same meeting date. This fact sheet covers the details of the GE INSTITUTIONAL Small Cap Equity Fund.

Proposal Language:

1.	To approve a new sub-advisory agreement with the Fund’s current sub-adviser and new sub-advisory agreements with each of the three proposed new sub-advisers, as follows:

A.	a new sub-advisory agreement with the Fund’s current sub-adviser, Palisade Capital Management LLC

B.	proposed new sub-adviser Champlain Investment Partners, LLC (under its current ownership)

C.	proposed new sub-adviser Champlain Investment Partners, LLC (after its ownership changes)

D.	proposed new sub-adviser GlobeFlex Capital, LP

E.	proposed new sub-adviser SouthernSun Asset Management, Inc.

2.	To approve an amendment to the Investment Advisory and Administration Agreement to increase the management fee rate paid by the Fund to GE Asset Management Incorporated (“GEAM”), the Fund’s investment adviser, and to reflect various additional responsibilities related to a fund with multiple sub-advisers.

3.	To approve the use of a “manager of managers” arrangement whereby GEAM, as the Fund’s investment adviser, under certain circumstances, will be able to hire and replace sub-advisers to the Fund without obtaining shareholder approval.

4.	To approve the amendment or reclassification of each of the following fundamental investment policies of the Fund:

A.	To amend the Fund’s investment policies on senior securities.

B.	To amend the Fund’s investment policy on real estate investments.

C.	To amend the Fund’s investment policy on making loans.

D.	To amend the Fund’s investment policy on borrowing.

E.	To amend the Fund’s investment policy on diversification.

F.	To amend the Fund’s investment policy on commodities.

G.	To reclassify the Fund’s investment policy on investments for control or management.

What is the purpose of this proxy?

The purpose of this proxy is to seek investor approval on a number of proposals that generally relate to three things:

¡	A proposed restructuring of the Fund from the current single sub-adviser into a multi-manager fund that utilizes several sub-advisers;
¡	A proposed increase in the management fees paid by the Fund to GEAM, the Fund’s investment adviser, in order to implement the proposed restructuring of the Fund; and
¡	The modernization of various investment policies of the Fund.

What is meant by the term “sub-adviser?”

¡	A sub-adviser is an investment manager that manages the assets of a fund on behalf of another firm.
¡	In this case, Palisade Capital Management LLC (“Palisade”) is the only sub-adviser for your fund (it currently manages the assets of the Fund on behalf of GEAM).
¡	Part of this proxy relates to a proposal to restructure the Fund so that additional sub-advisers are utilized to manage the Fund’s assets.

What is described in Proposals 1A through 1E?

¡	The Fund is currently sub-advised by a single sub-adviser, Palisade.
¡

GEAM and the GE Mutual Fund Board (the “Board”) are proposing that, in addition to Palisade, three new investment firms—Champlain Investment Partners, LLC; GlobeFlex Capital LP; and SouthernSun Asset Management, Inc.—each also serve as sub-advisers with respect to a portion of the Fund.

¡	These four sub-advisers will manage portions of the Fund in an allocation that will be determined and adjusted over time by GEAM.
¡

GEAM will adjust the allocation in a manner it determines to be appropriate based on factors including market conditions, sub-adviser capacity, and the relative performance, strategy, style, and outlook for each sub-adviser.

Why does GEAM propose changing the Fund from a single sub-adviser to a multiple sub-adviser structure in Proposals 1A through 1E?

¡	For well over a year, GEAM and an independent consulting firm have been analyzing potential ways to restructure this Fund.
¡	A main reason for this analysis involves expectations for the future growth of Fund assets.
¡	GEAM has found that investment managers with small-cap expertise typically have limits on the total assets they can effectively manage in an optimum manner.
¡

Because Palisade is the sub-adviser to three mutual funds and manages the assets of other similar portfolios, there is a possibility that the total assets it manages may exceed this limit in the future.

¡	Restructuring the Fund to use multiple sub-advisers would effectively increase the investment capacity and allow for future growth of the Fund.

How did GEAM decide on the proposed new sub-advisers in Proposals 1A through 1E?

¡	GEAM’s recommendations to the Board of the proposed new sub-advisers were based on an extensive analysis by GEAM, with the assistance of an independent investment consulting firm.
¡	A selection process resulted in a detailed analysis of close to 20 potential sub-advisers, including Palisade.
¡	Considerations by GEAM and the Board with respect to each potential sub-adviser were its organizational structure, people, investment philosophy, process, past performance, and proposed fees.

¡	GEAM also considered how each new sub-adviser’s investment style and portfolio construction could complement or contrast with those of the other new sub-advisers and Palisade.

Are there other potential benefits to the Fund in approving Proposals 1A through 1E?

Like GEAM, many investment managers also believe that a multi-sub-adviser structure has additional important advantages. These include:

¡

Investment style variety: Many investment managers tend to employ a particular investment style or strategy, such as value, growth, core, fundamental research, or expertise in particular sectors. By employing several sub-advisers, GEAM and the Board believe the Fund can reduce exposure to a single style and potentially reduce any risks that may be unique to that style.

¡

Potentially greater diversification: Many active investment managers, particularly smaller ones, have a limited number of stocks they recommend and can follow closely. By allocating a portion of the Fund’s assets to an increased number of investment managers, GEAM and the Board believe it is likely the total number of investments in the portfolio will increase, thereby improving the Fund’s diversification.

¡

Exposure to different managers: Different investment managers have different strengths and weaknesses, and GEAM will have the flexibility to allocate the Fund’s assets to stronger managers at different times.

Are there risks associated with the approval of Proposals 1A through 1E?

¡	The approval of Proposals 1A through 1E may result in a change in the portfolio composition of the Fund, given that each proposed sub-adviser has a unique investment philosophy, process and style.
¡	However, GEAM and the Board believe that this decision is prudent and in keeping with the best interests of the Fund’s shareholders in light of the Fund’s investment objective and risk profile.
¡

In addition, because each sub-adviser’s unique style will complement the investment styles of the other sub-advisers, the Fund’s overall investment style will not change, nor will the approval of Proposal 1 in any way affect the Fund’s investment objective, which is to achieve long-term growth of capital.

What is described in Proposal 2?

¡	The Board recommends that shareholders approve Proposal 2, which would result in an amendment to the current investment advisory agreement with GEAM that will increase the Fund’s management fees.
¡	(Proposal 2 would also add provisions relevant for implementing the multiple sub-adviser structure.)
¡	The proposed increase in the management fee rate reflects the need to have sufficient compensation available to GEAM to attract and retain highly qualified sub-advisers for the Fund.
¡

In approving the increase in management fees paid to GEAM, the Board noted that the proposed new management fees would be lower than the Lipper peer group average (0.90% compared to 0.912%), and compared favorably to the applicable peer group given the high quality of services and the multiple sub-adviser structure.

¡

The Board also recognized that the proposed multiple sub-adviser structure would impose additional duties and responsibilities on GEAM, and that the higher fees paid to GEAM would be reasonable in light of the additional services that will be provided by GEAM.

What is described in Proposal 3?

¡	As addressed earlier in Proposals 1A through 1E, GEAM and the Board are proposing to change the Fund’s structure from one having a single sub-adviser to one using multiple sub-advisers.
¡	The multiple sub-adviser structure being proposed requires a shareholder vote, which is one of the purposes of this proxy.
¡

If GEAM seeks to replace a sub-adviser, add a new sub-adviser, or remove an existing sub-adviser from the Fund in the future, a shareholder vote would be necessary under the current rules and regulations.

¡

Due to the expense and delays associated with obtaining shareholder approval of sub-advisers and related agreements, many mutual fund investment advisers have received permission from the SEC to employ a “manager of managers” arrangement.

¡	In this type of arrangement, the advisers may retain sub-advisers without first obtaining shareholder approval.
¡	If approved (and subject to SEC permission), Proposal 3 would allow GEAM and the Board to act more quickly and with less expense to the Fund to appoint new unaffiliated sub-advisers going forward
¡

This could occur only as long as it does not increase the management fees paid by the Fund, and investor approval will be necessary if any appointment of a new unaffiliated sub-adviser would result in an increase in the Fund’s management fees.

Are there risks associated with the approval of Proposal 3?

¡	With this change, the Board would continue to oversee any sub-adviser selection process to ensure that the interests of shareholders invested in the Fund are protected.
¡	This change would not diminish GEAM’s responsibilities to the Fund, including its overall responsibility for the portfolio management services furnished by a sub-adviser.
¡	In addition, if GEAM were to delegate portfolio management responsibilities to a new sub-adviser(s) at some point in the future, all shareholders would be notified in writing.

Why is GEAM seeking to amend or reclassify certain fundamental investment policies of the Fund in Proposals 4A through 4G?

¡	The proposals to amend or reclassify certain fundamental investment policies of the Fund are intended to modernize these policies by reflecting developments and changes in industry regulations.
¡

In addition, GEAM and the Board believe that these changes will provide the Fund with greater investment flexibility that may assist the Fund’s portfolio managers in changing investment environments, and the possibility for more competitive returns.

¡	In short, these changes would bring the Fund’s investment profile more in line with other comparable funds in the market.

What are the proposed amendments or reclassification in Proposals 4A through 4G?

¡

The proposed amendments or reclassification in Proposals 4A through 4G relate to amending certain fundamental investment policies, including changes that address the issuance of senior securities, making loans, borrowing, diversification, and investments in real estate and commodities, and the reclassification of the Fund’s investment policy on investments for control or management.

¡	A full description of each change, including the associated potential benefits and any applicable risks, can be found within the proxy statement.
¡	These changes are being proposed in order to modernize the Fund’s fundamental investment policies.
¡

This modernization would generally allow the Fund’s portfolio managers to operate more efficiently by providing them with maximum investment flexibility when managing the Fund, as permitted by applicable regulations.

¡	In general, these changes would bring the Fund’s investment profile more in line with other comparable funds in the market.

Will any of the changes in Proposals 4A through 4G affect the Fund’s investment objective?

¡	These changes will not in any way affect the Fund’s investment objective, which is to achieve long-term growth of capital.
¡	Additionally, the changes in Proposals 4A through 4G should not result in a substantial change to the manner in which the Fund is currently being managed.

Are there risks associated with the approval of Proposals 4A through 4G?

¡

While it is possible that some of these changes may result in small changes to the Fund’s risk profile, GEAM and the Board believe that all changes are prudent and in the best interest of the Fund’s shareholders in light of its investment objective.

¡	In addition, while these changes may give GEAM additional choices with respect to the investments in the Fund, such changes will not necessarily occur immediately.
¡

This proposal is meant to give GEAM greater flexibility should market conditions change in the future, or should certain new security types previously unavailable to the Fund offer significant investment opportunities.

¡	Please see the proxy statement for a full description of the risks associated with each of the proposed changes.

What should I do?

¡	This proxy statement requests that you vote on several proposals related to the Fund.
¡	GEAM and the Board believe that the changes proposed in this proxy statement are in the best interest of Fund shareholders.
¡	In addition, the Fund Board unanimously recommends that you vote in favor of each of the proposals.

How do I vote?

¡	You may vote either at the special meeting of shareholders or through the submission of your Proxy Ballot, either in writing, over the phone, or on the internet.
¡	Instructions for voting in advance of the meeting are contained in your Proxy Ballot.
¡	Please vote as soon as possible to save the expense to the Fund of additional solicitations and to ensure your vote is counted.

VOTING METHODS

Registered Shareholders…

By Phone:	Call 1-866-207-2324

By Phone: (IVR)	NO IVR FOR THE GE INSTITUTIONAL SMALL CAP EQUITY FUND

By Internet:	Go to www.proxyonline.com and follow the instructions found on the website.

Beneficial Shareholders…

By Touchtone:	Call 1-800-690-6903 and follow the simple instructions.

By Internet:	Go to www.proxyvote.com and follow the instructions found on the website.

Proper Fund Name	Fund Class	Cusip	Proxy Statement	Proxy Ballot
GE Institutional Small Cap Equity Fund	Institutional Investment	36158T746	Bravo	Echo
GE Institutional Small Cap Equity Fund	Institutional Service	36158T753	Bravo	Echo

How many shares of each Fund were outstanding as of the record date?

36158T746	GE Institutional Small Cap Equity Fund	Institutional Investment	50,718,085
36158T753	GE Institutional Small Cap Equity Fund	Institutional Service	7,568
TOTAL			50,725,653